CURO Group Holdings Corp. Announces Fourth Quarter and Full Year 2018 Financial Results

Wichita, Kansas--January 31, 2019-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its fourth quarter and full year ended December 31, 2018 and issued its outlook for 2019.

“We are pleased to report fourth quarter and full-year earnings results at or near the high-end of our revised guidance” said Don Gayhardt, President and Chief Executive Officer. “Consolidated revenue rose 12.6% for the quarter from a year ago on 32.4% year-over-year growth in loan balances. Canada adjusted EBITDA rebounded strongly after the third quarter product transition from Single-Pay to Open-End loans in Ontario and the U.S. posted solid year-over-year loan and revenue growth for the quarter of 14.0% and 14.3%, respectively. In the U.K., we have proposed a solution to cap the potential exposure for historical redress claims and expect to have a set course of action for our U.K. business in the near future.”

Consolidated Summary Results

	For the Three Months Ended			For the Year Ended
(in thousands, except per share data)	12/31/2018	12/31/2017	Variance	12/31/2018	12/31/2017	Variance
Revenue	$300,566	$266,990	12.6%	$1,094,311	$963,633	13.6%
Gross Margin	87,256	92,164	(5.3)%	340,897	349,237	(2.4)%
Gross Loans Receivable	596,787	432,837	37.9%	596,787	432,837	37.9%
Net (Loss) Income	(40,012)	6,410	(724.2)%	(47,767)	49,153	(197.2)%
Adjusted Net Income (1)	24,871	19,706	26.2%	89,523	79,074	13.2%
Diluted (Loss) Earnings per Share	$(0.84)	$0.16	(625.0)%	$(1.00)	$1.25	(180.0)%
Adjusted Diluted Earnings per Share (1)	$0.52	$0.48	8.3%	$1.86	$2.01	(7.5)%
EBITDA (1)	(14,967)	45,705	(132.7)%	57,503	193,250	(70.2)%
Adjusted EBITDA (1)	55,600	58,958	(5.7)%	217,790	232,215	(6.2)%
Weighted Average Shares - diluted	47,773	40,524		47,965	39,277
(1) Non-GAAP Metric; see "Results of Operations - CURO Group Consolidated Operations" for reconciliation to nearest GAAP metric
Fourth quarter 2018 financial developments included:

•	Revenue of $300.6 million, an increase of 12.6% over the prior year period, driven primarily by solid loan growth in all three countries.

•	Year-over-year Company Owned loan growth of 37.9%; Gross combined loans receivables grew 32.4% year-over-year and $30.7 million from the third quarter of 2018.

•	Consolidated Net charge-offs ("NCOs") as a percentage of average gross combined receivables improved 60 bps from the same quarter a year ago and 10bps sequentially,(1) driven primarily by Canada

•
Gross margin and Adjusted EBITDA declined year-over-year due to our strategic mix shift from Single-Pay to Open-End products in Canada and the reduction of Canada Single-Pay yields resulting from regulatory change. The U.S. and U.K. businesses both experienced strong growth in Adjusted EBITDA year-over-year.

•
On January 17, 2019, management completed a reduction in force which eliminated 121 positions in North America. The reduction included 82 positions across the Company’s 213 U.S. branches (5% of the U.S. store workforce) and 39 corporate support positions in the U.S. and Canada (8% of the U.S. and Canada corporate support workforce). The 121 affected positions represented 2.8% of our global headcount as of December 31, 2018. The store employee reductions will help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of their follow-up activities online. The elimination of certain corporate positions relate to efficiency initiatives and will allow us to reallocate investment to strategic growth activities.

•
The Company has consulted with the Financial Conduct Authority (“FCA”) in the U.K. regarding a proposed Scheme of Arrangement ("SOA") to substantially settle the liability for historical redress claims for a fixed amount of cash subject to court approval. We anticipate receiving feedback from the FCA in the near future as to whether or not the FCA has objections to the proposed SOA. As a result of the proposed SOA, the Company recognized total redress and related settlement proposal charges for our U.K. business in the fourth quarter of 2018 of $57.4 million comprised of (a) $22.5 million of non-cash goodwill impairment charges, (b) $4.6 million of fourth quarter redress claims and related costs, (c) a $23.6 million fund to settle historical redress claims and (d) $6.7 million in advisory and other costs that will be required to execute the SOA. The SOA will require consent of bondholders holding a majority in aggregate principal amount of our outstanding 8.25% Notes due 2025.

•
Completed the full repayment and termination of our Non-Recourse U.S. SPV Facility on October 11, 2018, resulting in a $10.0 million loss on debt extinguishment and related costs, and repaid $9.0 million on our Senior Revolver, leaving a balance of $20.0 million for the year ended December 31, 2018.

(1) The terms "sequential" or "sequentially" within this release refers to comparisons of the fourth quarter of 2018 to the third quarter of 2018.

Full year 2018 financial developments included:

•	Revenue of $1,094.3 million, an increase of 13.6% over the prior year period, driven primarily by solid loan growth in all three countries.

•
Gross margin and earnings declined year-over-year due to our strategic mix shift from Single-Pay and Installment to Open-End products in Canada, concentrated in the third quarter of 2018 when we began offering Open-End loans throughout Ontario.

•
In August, completed the issuance of $690.0 million principal amount of 8.25% Senior Secured Notes due 2025 and used a portion of the net proceeds to (a) redeem remaining $527.5 million of our 12.00% Senior Secured Notes due 2022 and (b) fully extinguish the $122.4 million Non-Recourse U.S. SPV Facility. This refinancing extended maturities and lowered related borrowing costs for a total of $24.5 million of like-for-like annual interest expense savings.

•	Entered into a four-year revolving Canadian-dollar-denominated credit facility (the "Canada SPV Facility") with a C$175.0 million initial borrowing capacity.

•	Executed an agreement with MetaBank® to ultimately provide U.S. consumers an innovative and flexible line of credit product, which we do not expect to contribute to financial results until 2020.

2019 Outlook

The Company is initiating its full-year 2019 adjusted earnings guidance, a non-GAAP measure(1), as follows:

•	Revenue in the range of $1.215 billion to $1.240 billion, an increase from 2018 revenue of $1.094 billion of approximately $120 million, or 11% to $145 million, or 13%

•	Adjusted Net Income in the range of $120.0 million to $135.0 million, an increase from 2018 adjustment net income of $89.5 million of approximately $30 million, or 34%, to $45 million, or 50%

•	Adjusted EBITDA in the range of $250.0 million to $270.0 million, an increase from 2018 Adjusted EBITDA of $218 million of approximately $32 million, or 15%, to $52 million, or 24%

•	Estimated tax rate in the range of 25% to 27%

•	Adjusted Diluted Earnings per Share in the range of $2.50 to $2.80, an increase from 2018 Adjusted Diluted Earnings per Share of $1.86 of $0.64 per share, or 34% to $0.94 per share, or 50%

(1) See a description of Non-GAAP Financial Measures at the end of this release for a reconciliation to nearest GAAP metric and for more information.

Consolidated Revenue Summary
Three Months Ended December 31, 2018
The following table summarizes revenue by product, including credit services organization ("CSO") fees, for the periods indicated:

	For the Three Months Ended
	December 31, 2018				December 31, 2017
(in thousands, unaudited)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$143,135	$2,172	$11,404	$156,711	$123,861	$5,769	$7,248	$136,878
Secured Installment	29,482	—	—	29,482	27,732	—	—	27,732
Open-End	29,580	17,647	—	47,227	20,966	188	—	21,154
Single-Pay	28,710	20,986	1,583	51,279	28,592	38,941	3,335	70,868
Ancillary	4,241	11,626	—	15,867	4,666	5,692	—	10,358
Total revenue	$235,148	$52,431	$12,987	$300,566	$205,817	$50,590	$10,583	$266,990

During the three months ended December 31, 2018, total lending revenue (excluding revenues from ancillary products) grew $28.1 million, or 10.9%, to $284.7 million, compared to the prior year period, predominantly driven by growth in Installment and Open-End loans from strong customer demand and product introductions in new markets. Geographically, revenue in the U.S. and U.K. grew 14.3% and 22.7%, respectively. Canada revenue increased slightly, at 3.6%, despite being affected negatively by product mix shift from Single-Pay to Open-End loans that carry a lower yield. From a product perspective, Unsecured Installment revenues rose 14.5% and Secured Installment revenues rose 6.3%, driven by related loan growth. Single-Pay revenues were affected negatively by regulatory changes in Canada (rate changes in Ontario and British Columbia). In addition, Single-Pay usage changes imposed in Ontario effective July 1, 2018 and, on a global basis, customer preference for non-Single-Pay, instead of Single-Pay, loans, has led to a shift to Open-End loans in Canada, as well as a continued general product shift from Single-Pay to Installment and Open-End loans in all countries. Open-End revenues rose 123.3% on organic growth in legacy states in the U.S. and the introduction of Open-End products in Virginia and Canada predominately in the fourth quarter of 2017. After their introduction in Ontario in the third quarter of 2018, Open-End loans in Canada grew at a more normalized rate in the fourth quarter - balances grew $19.4 million, or 14.0%, sequentially from the third quarter of 2018. After the rapid transition of qualifying Single-Pay customers to Open-End loans in Ontario in the third quarter of 2018, Single-Pay balances stabilized in Canada. Ancillary revenues increased 53.2% versus the same quarter a year ago, primarily due to revenue from the sale of insurance to Installment and Open-End loan customers in Canada.
Year Ended December 31, 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Year Ended
	December 31, 2018				December 31, 2017
(in thousands, unaudited)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$509,883	$13,399	$38,439	$561,721	$435,745	$19,013	$25,485	$480,243
Secured Installment	110,677	—	—	110,677	100,981	—	—	100,981
Open-End	106,229	35,733	—	141,962	73,308	188	—	73,496
Single-Pay	107,545	111,447	10,799	229,791	107,553	147,617	13,624	268,794
Ancillary	18,806	31,354	—	50,160	20,142	19,591	386	40,119
Total revenue	$853,140	$191,933	$49,238	$1,094,311	$737,729	$186,409	$39,495	$963,633

During the year ended December 31, 2018, total lending revenue (excluding revenues from ancillary products) grew $120.6 million, or 13.1%, to $1,044.2 million, compared to the prior year, predominantly driven by growth in Installment loans in the U.S. and U.K. and Open-End loans in the U.S. and Canada. Geographically, revenue in the U.S., Canada and U.K. grew 15.6%, 3.0% and 24.7%, respectively, with Canada being affected negatively by product mix shift away from Single-Pay loans. From a product perspective, Unsecured Installment revenues rose 17.0% and Secured Installment revenues rose 9.6% because of loan growth. Single-Pay revenues were affected by regulatory changes in Canada (rate changes in Ontario and British Columbia) leading to a shift to Open-End loans as well as a continued general product shift away from Single-Pay. Open-End revenues rose 93.2% on the introduction of Open-End products in Canada and Virginia and on organic growth in the U.S. Open-End loan balances in Canada, where we began offering the product in the fourth quarter of 2017, grew $150.9 million year-over-year. Ancillary revenues increased 25.0% versus the prior year primarily due to non-lending revenue in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Installment	61.9%	61.7%	61.4%	60.3%
Canada Single-Pay	7.0%	14.6%	10.2%	15.3%
U.S. Single-Pay	9.6%	10.7%	9.8%	11.2%
U.K. Single-Pay	0.5%	1.2%	1.0%	1.4%
Open-End	15.7%	7.9%	13.0%	7.6%
Ancillary	5.3%	3.9%	4.6%	4.2%
Total	100.0%	100.0%	100.0%	100.0%
For the three months ended December 31, 2018 and 2017, revenue generated through the online channel as a percentage of consolidated revenue was 47% and 41%, respectively. For the years ended December 31, 2018 and 2017, revenue generated through the online channel was 45% and 38%, respectively, of consolidated revenue.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP balance sheet measure, and reconciles it to gross combined loans receivable, a non-GAAP measure(1) including loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender:

	For the Period Ended
(in millions, unaudited)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Company Owned gross loans receivable	$596.8	$567.7	$444.6	$389.8	$432.8
Gross loans receivable Guaranteed by the Company	80.4	78.8	69.2	57.1	78.8
Gross combined loans receivable (1)	$677.2	$646.5	$513.8	$446.9	$511.6
(1) See a description of non-GAAP Financial Measures at the end of this release for more information.
Gross combined loans receivable by product are presented below:

	For the Period Ended
(in millions, unaudited)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Unsecured Installment	$214.1	$211.6	$179.4	$171.4	$196.3
Secured Installment	93.0	91.2	84.6	79.8	89.2
Single-Pay	82.4	80.8	89.6	87.1	99.4
Open-End	207.3	184.1	91.0	51.5	47.9
CSO	80.4	78.8	69.2	57.1	78.8
Total	$677.2	$646.5	$513.8	$446.9	$511.6

Gross combined loans receivable increased $165.6 million, or 32.4%, to $677.2 million as of December 31, 2018 compared to $511.6 million as of December 31, 2017. Geographically, gross combined loans receivable grew 14.0%, 100.9% and 28.9%, respectively, in the U.S., Canada and U.K., explained further by product in the following sections.
Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior year quarter due to growth in the U.S., primarily in California and our CSO programs, as well as growth in the U.K. Gross combined Unsecured Installment loan balances grew $20.1 million, or 7.4%, compared to December 31, 2017, despite a decline in Canada of $29.3 million due to mix shift to Open-End. Excluding Canada, gross combined Unsecured Installment loan balances increased 21.8% year-over-year. Canada was negatively impacted by the growth and customer preference of Open-End during 2018, as further discussed below. In Canada, total Unsecured Installment loan originations declined $22.4 million, or 72.3%, from the fourth quarter of 2017 also due to mix shift; U.S. originations were up $19.4 million, or 11.0%, versus the prior-year quarter.
The NCO rate for Company Owned Unsecured Installment loans in the fourth quarter of 2018 increased approximately 350 bps from the fourth quarter of 2017, primarily due to geographic mix shift from Canada to the U.S. and U.K. Canada Unsecured Installment balances were down $29.3 million compared to the prior year due to shifting customer preference from that product to Open-End, while U.S. balances grew $38.1 million due to customer demand and greater advertising spend. As a result, the U.S. percentage mix of total Company Owned Unsecured Installment loan balances rose from 69.7% to 81.7% year-over-year. The level of NCO rates in the U.S. and U.K. is higher than Canada, so the relative growth in the U.S. balances resulted in an overall increase in the consolidated NCO rate. The NCO rate for the U.S also increased (approximately 160 bps) year-over-year due to broader qualifications for credit limit increases ("CLI"). While CLIs generally result in modestly higher NCO rates in the related loan vintages, the growth in net revenue over the life of such vintages more than covers the higher NCO rates. In addition, fourth quarter of 2017 NCO rates were lowered by the pattern of monthly growth in that quarter.
The required Unsecured Installment Allowance for loan losses as a percentage of Gross Company Owned Unsecured Installment loans receivable ("allowance coverage") remained consistent sequentially on a consolidated basis. Although NCO rates increased sequentially, consistent with normal seasonal trends, the past-due rate was flat and evaluation of collection experience, including recovery trends that also affect the allowance, required allowance coverage at a level similar to the level in the third quarter 2018.
NCO rates for Unsecured Installment loans Guaranteed by the Company increased 400 bps compared to the same quarter in 2017. Approximately half of the increase was due to broader qualification for CLIs. As described above, NCO rates increase as a result of CLIs but growth in net revenue more than covers the increased NCO rates. The remainder of the increase is due to the timing of loan growth in the fourth quarter of 2017, which occurred sequentially from November to December and distorted the relationship between NCO dollars and quarterly average loan balances. NCO rates and past-due rates for Unsecured Installment loans Guaranteed by the Company improved sequentially by 320 bps and 90 bps, respectively, resulting in the required CSO guarantee liability allowance coverage to decrease from 16.8% to 15.0% in the fourth quarter of 2018.

	2018				2017
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Unsecured Installment loans:
Revenue - Company Owned	$81,152	$75,077	$63,404	$66,004	$67,800
Provision for losses - Company Owned (1)	44,484	39,025	27,434	27,477	29,967
Net revenue - Company Owned	$36,668	$36,052	$35,970	$38,527	$37,833
Net charge-offs - Company Owned (1)	$44,455	$31,403	$29,734	$33,410	$32,944
Revenue - Guaranteed by the Company	$75,559	$73,514	$60,069	$66,942	$69,078
Provision for losses - Guaranteed by the Company (1)	37,352	39,552	26,974	23,556	34,001
Net revenue - Guaranteed by the Company	$38,207	$33,962	$33,095	$43,386	$35,077
Net charge-offs - Guaranteed by the Company (1)	$38,522	$37,995	$25,667	$30,743	$32,984
Unsecured Installment gross combined loans receivable:
Company Owned	$214,107	$211,565	$179,414	$171,432	$196,306
Guaranteed by the Company (2)(3)	77,451	75,807	66,351	54,332	75,156
Unsecured Installment gross combined loans receivable(2)(3)	$291,558	$287,372	$245,765	$225,764	$271,462

Unsecured Installment Allowance for loan losses (4)	$42,873	$43,066	$35,277	$37,916	$43,755
Unsecured Installment CSO guarantee liability (4)	$11,582	$12,750	$11,193	$9,886	$17,072
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	20.0%	20.4%	19.7%	22.1%	22.3%
Unsecured Installment CSO guarantee liability as a percentage of Unsecured Installment gross loans guaranteed by the Company	15.0%	16.8%	16.9%	18.2%	22.7%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$57,050	$54,618	$40,272	$39,273	$44,963
Unsecured Installment gross loans guaranteed by the Company	$11,708	$12,120	$10,319	$8,410	$12,480
Past-due Unsecured Installment gross loans receivable -- percentage (3)	26.6%	25.8%	22.4%	22.9%	22.9%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (3)	15.1%	16.0%	15.6%	15.5%	16.6%
Unsecured Installment other information:
Originations - Company Owned	$131,754	$142,347	$128,146	$99,418	$135,284
Originations - Guaranteed by the Company (2)	$89,319	$91,828	$84,082	$60,593	$82,326
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	20.8%	18.4%	15.3%	16.0%	15.3%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	48.2%	52.2%	40.7%	43.4%	45.2%
(1) As part of improvements made to our financial reporting processes in 2018, we reclassified certain provision expense and NCO activity in fourth quarter 2017 to be consistent with current period presentation. We added approximately $1.1 million to the fourth quarter 2017 Provision Expense and Net charge offs for loans Guaranteed by the Company.

(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(3) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment gross combined loans receivable balances as of December 31, 2018 increased by $3.1 million, or 3.3%, compared to December 31, 2017, primarily due to growth in Arizona, while related Secured Installment revenue grew 6.3% because of the related loan growth. Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross combined loans receivable increased sequentially from 12.4% to 13.2%, primarily driven by an increase in NCO rates during the fourth quarter of 2018 because Arizona's loans tend to have relatively higher yields and loss rates.

	2018				2017
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Secured Installment loans:
Revenue	$29,482	$28,562	$25,777	$26,856	$27,732
Provision for losses (1)	12,035	10,188	7,650	6,640	9,246
Net revenue	$17,447	$18,374	$18,127	$20,216	$18,486
Net charge-offs (1)	$11,132	$9,285	$9,003	$8,669	$9,997
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (2)(3)	$95,922	$94,194	$87,434	$82,534	$92,817
Secured Installment Allowance for loan losses and CSO guarantee liability (4)	$12,616	$11,714	$10,812	$12,165	$14,194
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross combined loans receivable	13.2%	12.4%	12.4%	14.7%	15.3%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$17,835	$17,754	$15,246	$14,756	$16,554
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage(3)	18.6%	18.8%	17.4%	17.9%	17.8%
Secured Installment other information:
Originations (2)	$49,217	$51,742	$53,597	$34,750	$48,577
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	12.5%	10.8%	8.7%	8.0%	10.0%
(1) As part of improvements made to our financial reporting process in 2018, we reclassified certain provision expense and net charge-off activity in fourth quarter 2017 to be consistent with current period presentation. We removed approximately $0.8 million from the fourth quarter 2017 Provision Expense and Net-charge offs.

(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(3) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Open-End Loans
Open-End loan balances as of December 31, 2018 increased by $159.4 million, or 332.4%, compared to December 31, 2017, primarily due to the aforementioned launch of Open-End in Canada, which amounted to $150.9 million of the total loan growth. Open-End balances in Canada grew $19.4 million sequentially from the third quarter of 2018 ($28.2 million on a constant currency basis). Remaining year-over-year loan growth was driven by the introduction of Open-End loans in Virginia in the third quarter of 2017 and growth in seasoned markets, such as Tennessee and Kansas.

The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable was flat sequentially and declined year-over-year primarily due to geographic mix shift, Open-End loans in Canada require lower allowance coverage than Open-End loans in the U.S. At December 31, 2018, Canadian Open-End gross loans receivable comprised 76.2% of the total Open-End product, compared to 15.0% at December 31, 2017, as a result of the product's launch in Canada. In addition, the allowance for loan losses as a percentage of Open-End gross loans receivable declined modestly in the U.S. because of a 330 bps sequential improvement in NCO rates from continued seasoning of the U.S. portfolio, particularly in Virginia and Tennessee. Additionally, in Canada, run-rate growth is stabilizing after the Ontario launch and net charge-offs as a percentage of gross loans receivable improved sequentially in the fourth quarter of 2018 by nearly 280 bps.

	2018				2017
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Open-End loans:
Revenue	$47,228	$40,290	$27,222	$27,223	$21,154
Provision for losses	28,337	31,686	14,848	11,428	8,334
Net revenue	$18,891	$8,604	$12,374	$15,795	$12,820
Net charge-offs	$25,218	$23,579	$11,924	$10,972	$6,799
Open-End gross loan balances:
Open-End gross loans receivable	$207,333	$184,067	$91,033	$51,564	$47,949
Allowance for loan losses	$19,901	$18,013	$9,717	$6,846	$6,426
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	9.6%	9.8%	10.7%	13.3%	13.4%
Open-End ratios:
Provision as a percentage of gross loans receivable	13.7%	17.2%	16.3%	22.2%	17.4%

Single-Pay
Single-Pay revenue and related loans receivable during the three months ended December 31, 2018 declined year-over-year compared to the three months ended December 31, 2017 primarily due to regulatory changes in Canada (rate changes in Ontario and British Columbia) that accelerated the shift to Open-End loans, as well as a continued general product shift away from Single-Pay to Installment and Open-End loans in all three countries. The aforementioned Open-End growth in Canada ($150.9 million year-over-year) in part came at the expense of Single-Pay loan balances, which shrank year-over-year by $16.0 million. Single-Pay Allowance for loan losses as a percentage of gross loans receivable increased from 4.3% to 6.4%, sequentially, primarily as a result of new rules in certain provinces in Canada requiring an extended payment plan structure for customers taking multiple loans within a condensed period of time.

	2018				2017
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Single-Pay loans:
Revenue	$51,279	$53,205	$61,602	$63,705	$70,868
Provision for losses	12,923	13,511	14,527	11,302	17,952
Net revenue	$38,356	$39,694	$47,075	$52,403	$52,916
Net charge-offs	$12,173	$13,927	$14,543	$12,698	$17,362
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$82,375	$80,867	$89,575	$87,075	$99,400
Single-Pay Allowance for loan losses	$4,419	$3,768	$4,372	$4,485	$5,915
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	5.4%	4.7%	4.9%	5.2%	6.0%

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, unaudited)	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Revenue	$300,566	$266,990	$33,576	12.6%	$1,094,311	$963,633	$130,678	13.6%
Provision for losses	135,692	99,703	35,989	36.1%	443,232	326,226	117,006	35.9%
Net revenue	164,874	167,287	(2,413)	(1.4)%	651,079	637,407	13,672	2.1%
Advertising costs	16,909	16,459	450	2.7%	68,333	52,058	16,275	31.3%
Non-advertising costs of providing services	60,709	58,664	2,045	3.5%	241,849	236,112	5,737	2.4%
Total cost of providing services	77,618	75,123	2,495	3.3%	310,182	288,170	22,012	7.6%
Gross margin	87,256	92,164	(4,908)	(5.3)%	340,897	349,237	(8,340)	(2.4)%

Operating expense
Corporate, district and other	97,369	51,176	46,193	90.3%	211,663	154,973	56,690	36.6%
Interest expense	18,146	21,990	(3,844)	(17.5)%	84,356	82,684	1,672	2.0%
Loss on extinguishment of debt	9,686	—	9,686	#	90,569	12,458	78,111	#
Restructuring costs	—	—	—	#	—	7,393	(7,393)	#
Total operating expense	125,201	73,166	52,035	71.1%	386,588	257,508	129,080	50.1%
Net income before income taxes	(37,945)	18,998	(56,943)	#	(45,691)	91,729	(137,420)	#
Provision for income taxes	2,067	12,588	(10,521)	(83.6)%	2,076	42,576	(40,500)	(95.1)%
Net income	$(40,012)	$6,410	$(46,422)	#	$(47,767)	$49,153	$(96,920)	#
# - Change greater than 100% or not meaningful.

Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net (loss) income	$(40,012)	$6,410	$(46,422)	#	$(47,767)	$49,153	$(96,920)	#
Adjustments:
Loss on extinguishment of debt and related costs (1)	9,982	—			93,830	12,458
Restructuring costs (2)	—	—			—	7,393
U.K. redress and related costs (3)	57,403	—			61,355	—
Legal settlements (4)	889	2,000			(289)	4,311
Transaction-related costs (5)	—	3,050			—	5,573
Share-based cash and non-cash compensation (6)	2,098	8,690			8,210	10,446
Intangible asset amortization	746	695			2,805	2,502
Impact of tax law changes (7)	(2,810)	4,635			(1,610)	4,635
Cumulative tax effect of adjustments	(3,425)	(5,774)			(27,011)	(17,397)
Adjusted Net Income	$24,871	$19,706	$5,165	26.2%	$89,523	$79,074	$10,449	13.2%

Net income	$(40,012)	$6,410			$(47,767)	$49,153
Diluted Weighted Average Shares Outstanding (8)	47,773	40,524			47,965	39,277
Diluted (Loss) Earnings per Share (8)	$(0.84)	$0.16	$(1)	#	$(1.00)	$1.25	$(2.25)	#
Per Share impact of adjustments to Net Income (8)	1.36	0.33			2.86	0.76
Adjusted Diluted Earnings per Share (8)	$0.52	$0.49	$0.03	6.1%	$1.86	$2.01	$(0.15)	(7.5)%
# - Change greater than 100% or not meaningful.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended December 31,				Year Ended December 31,
(in thousands, except per share data, unaudited)	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net income	$(40,012)	$6,410	$(46,422)	#	$(47,767)	$49,153	$(96,920)	#
Provision for income taxes	2,067	12,588	(10,521)	(83.6)%	2,076	42,576	(40,500)	(95.1)%
Interest expense	18,146	21,990	(3,844)	(17.5)%	84,356	82,684	1,672	2.0%
Depreciation and amortization	4,832	4,717	115	2.4%	18,838	18,837	1	—%
EBITDA	(14,967)	45,705	(60,672)	#	57,503	193,250	(135,747)	(70.2)%
Loss on extinguishment of debt (1)	9,686	—			90,569	12,458
Restructuring costs (2)	—	—			—	7,393
U.K. redress and related costs (3)	57,403	—			61,355	—
Legal settlements (4)	889	2,000			(289)	4,311
Transaction-related costs(5)	—	3,050			—	5,573
Share-based cash and non-cash compensation(6)	2,098	8,690			8,210	10,446
Other adjustments(9)	491	(487)			442	(1,216)
Adjusted EBITDA	$55,600	$58,958	$(3,358)	(5.7)%	$217,790	$232,215	$(14,425)	(6.2)%
Adjusted EBITDA Margin	18.5%	22.1%			19.9%	24.1%
# - Change greater than 100% or not meaningful.

(1)
For the year ended December 31, 2018, the $90.6 million of loss on extinguishment of debt was comprised of (a) $11.7 million incurred in the first quarter of 2018 for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022, (b) $69.2 million incurred in the third quarter of 2018 for the redemption of the remaining $525.7 million of these notes and (c) $9.7 million incurred in the fourth quarter of 2018 for the redemption of the Non-Recourse U.S. SPV Facility. The $69.2 million of loss on extinguishment incurred in the third quarter was comprised of a $54.0 million make whole premium and $15.2 million of deferred financing costs, net of premium/discounts. An additional $3.3 million is included in related costs for the year ended December 31, 2018 for duplicative interest paid through October 11, 2018 prior to repayment of the remaining 12.00% Senior Secured Notes and the Non-Recourse U.S. SPV Facility.

For the year ended December 31, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate Holding Corp.'s ("CURO Intermediate") 10.75% Senior Secured Notes due 2018 and the 12.00% Senior Cash Pay Notes due 2017.

(2)	Restructuring costs of $7.4 million for the year ended December 31, 2017 were due to the closure of the remaining 13 U.K. stores.
(3)
U.K. redress and SOA related costs of $61.4 million for the year ended December 31, 2018 includes (a) $8.6 million of customer redress claims and related costs, (b) $30.3 million of proposed cash settlement and (c) $22.5 million of goodwill impairment cost. Refer to "Segment Analysis" for further explanation of redress related costs.

(4)
Legal settlements for the year ended December 31, 2018 includes (a) a $1.8 million reduction of the liability related to our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans, (b) a securities class action lawsuit and (c) settlement of certain matters in California and Canada. Legal settlements for the year ended December 31, 2017 includes $2.3 million for the settlement of the Harrison, et al v. Principal Investment, Inc. et al., and $2.0 million for our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans. For more information, see Note 18 - "Contingent Liabilities" of the Notes to Consolidated Financial Statements included in the Company's Form 10-K filed with the SEC on March 13, 2018.

(5)
Transaction-related costs include professional fees paid in connection with potential transactions, expenses related to the Company's initial public offering on December 7, 2017, expenses related to the issuance of $135.0 million additional Senior Secured Notes due 2022 in the fourth quarter of 2017 and the original issuance of $470.0 million of Senior Secured Notes due 2022 in the first quarter of 2017.

(6)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(7)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax; based upon additional interpretations and finalization of our 2017 income tax returns, the total repatriation tax was further adjusted in the fourth quarter of 2018, producing a tax benefit of $2.8 million in the fourth quarter. This resulted in a net tax benefit of $1.6 million for the full year.

(8)	The share and per share information have been adjusted to give effect to the 36-to-1 split of the Company's common stock that occurred during the fourth quarter of 2017.
(9)
Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.

For the three months ended December 31, 2018 and 2017
Revenue and Net Revenue
Revenue increased $33.6 million, or 12.6%, to $300.6 million for the three months ended December 31, 2018 from $267.0 million for the three months ended December 31, 2017. U.S. revenue increased 14.3% driven by volume growth. Canadian revenue increased 3.6% (7.9% on a constant currency basis) as volume growth offset yield compression from regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans. U.K. revenue increased by 22.7% because of strong loan growth.
Provision for losses increased $36.0 million, or 36.1%, to $135.7 million for the three months ended December 31, 2018 from $99.7 million for the three months ended December 31, 2017. As further described in "Segment Analysis" below, the increase in the provision was greater than the revenue growth, primarily as a result of sequential loan growth, upfront provisioning on Open-End loan volumes, and mix shift from away from Single-Pay loans.
Cost of Providing Services
The total cost of providing services increased $2.5 million, or 3.3%, to $77.6 million in the three months ended December 31, 2018, compared to $75.1 million in the three months ended December 31, 2017, primarily because of increased loan servicing costs on volume, as analyzed further in "Segment Analysis" below.
Operating Expenses
Corporate, district and other expenses increased $46.2 million, or 90.3%, primarily related to $57.4 million of U.K. redress and SOA related costs, analyzed further in the segment discussions that follow, offset by lower year-over-year share-based cash and non-cash compensation, transaction costs and legal settlement costs. As presented further in the table above, transaction costs decreased for the year ended December 31, 2018. The lower cost was largely due to professional fees associated with potential transactions in 2017, expenses related to the Company's Initial Public Offering on December 7, 2017, and expenses related to debt issuances in 2017. Legal settlement costs for the year ended December 31, 2018 decreased, primarily due to the recognition of two settlements in 2017, one of which was reduced in 2018.

On January 17, 2019, management completed a reduction in force, which eliminated 121 positions in North America. The reduction included 82 positions across the Company’s 213 U.S. branches (5% of the U.S. store workforce) and 39 corporate support positions in the U.S. and Canada (8% of the U.S. and Canada corporate support workforce). The 121 affected positions represented 2.8% of the global headcount as of December 31, 2018. The store employee reductions will help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions relate to efficiency initiatives and will allow the Company to reallocate investment to strategic growth activities.

In connection with the reduction, the Company incurred severance and related costs of approximately $2.0 million, which we will recognize in our results of operations in the first quarter of 2019.

Provision for Income Taxes
The effective income tax benefit rate for the three months ended December 31, 2018 was (5.4)% compared to an income tax expense rate 66.3% for the three months ended December 31, 2017 as a result of the geographic mix of income and changes in applicable income tax rates. As a result of the 2017 Tax Act, the corporate income tax rate for the U.S. decreased from 35% in 2017 to 21%, effective in 2018. During the fourth quarter of 2018, the liability for the deemed repatriation provision of the 2017 Tax Act was reduced by $2.8 million as a result of clarifications of implementation and finalization of the Company's 2017 U.S. federal income tax return. Excluding this benefit from income tax expense and excluding the U.K. redress and SOA related costs described above, the effective income tax rate for the fourth quarter of 2018 would have been 25.1%, based on a comparably calculated annualized rate of 23.5%.

For the year ended December 31, 2018 and 2017
Revenue and Net Revenue
Revenue increased $130.7 million, or 13.6%, to $1,094.3 million for the year ended December 31, 2018 from $963.6 million for the year ended December 31, 2017. U.S. revenue increased 15.6% driven by volume growth. Canada revenue increased 3.0%, as volume growth offset yield compression from regulatory impacts on Single-Pay loan rates and significant product mix-shift to Open-End loans. U.K. revenue increased by 24.7%.
Provision for losses increased $117.0 million, or 35.9%, to $443.2 million for the year ended December 31, 2018 from $326.2 million for the year ended December 31, 2017. As further described in "Segment Analysis" below, the increase in the provision was greater than the revenue growth, primarily as a result of loan growth, upfront provisioning on Open-End loan volumes, and mix shift from away from Single-Pay loans.
Cost of Providing Services
The total cost of providing services increased $22.0 million, or 7.6%, to $310.2 million for the year ended December 31, 2018, compared to $288.2 million for the year ended December 31, 2017, primarily because of higher advertising costs.
Operating Expenses
Corporate, district and other expenses increased $56.7 million, or 36.6%, primarily due to $61.4 million of costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. and SOA related costs, offset by lower year-over-year share-based cash and non-cash compensation, transaction costs and legal settlements as described above. Refer to "Segment Analysis" below for further explanations on the customer redress costs.

Provision for Income Taxes
The effective tax benefit rate for the year ended December 31, 2018 was (4.5)% compared to a tax expense rate of 46.4% for the year ended December 31, 2017. As a result of the 2017 Tax Act, the federal corporate income tax rate for the U.S. decreased from 35% in 2017 to 21%, effective in 2018. The provision for income tax as of December 31, 2018 includes a net accrual reduction of $1.6 million for adjustments to estimates of the tax on prior years' foreign repatriation as the result of additional interpretative guidance from the IRS issued throughout 2018. Excluding this benefit from tax expense and excluding the U.K. redress and SOA related costs described above, the effective tax rate for the full year 2018 was 23.5%.
Segment Analysis

We report financial results for three reportable segments: the U.S., Canada and the U.K. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$235,149	$205,817	$29,332	14.3%
Provision for losses	109,035	86,833	22,202	25.6%
Net revenue	126,114	118,984	7,130	6.0%
Advertising costs	13,632	11,552	2,080	18.0%
Non-advertising costs of providing services	43,151	41,571	1,580	3.8%
Total cost of providing services	56,783	53,123	3,660	6.9%
Gross margin	69,331	65,861	3,470	5.3%
Corporate, district and other	31,648	42,504	(10,856)	(25.5)%
Interest expense	15,450	21,932	(6,482)	(29.6)%
Loss on extinguishment of debt	9,686	—	9,686	#
Total operating expense	56,784	64,436	(7,652)	(11.9)%
Segment operating income	12,547	1,425	11,122	#
Interest expense	15,450	21,932	(6,482)	(29.6)%
Depreciation and amortization	3,501	3,443	58	1.7%
EBITDA	31,498	26,800	4,698	17.5%
Loss on extinguishment of debt	9,686	—	9,686
Legal settlements	889	2,000	(1,111)
Other adjustments	443	(63)	506
Transaction related costs	—	3,050	(3,050)
Share-based cash and non-cash compensation	2,098	8,534	(6,436)
Adjusted EBITDA	$44,614	$40,321	$4,293	10.6%
# - Change greater than 100% or not meaningful

U.S. Segment Results - For the three months ended December 31, 2018 and 2017
Fourth quarter U.S. revenues increased by $29.3 million, or 14.3%, to $235.1 million. U.S. revenue growth was driven by a $54.4 million, or 14.0%, increase in gross combined loans receivable to $441.9 million at December 31, 2018, compared to $387.5 million at December 31, 2017. Unsecured Installment receivables increased year-over-year $40.4 million, or 19.1%. Open-End receivables increased $8.5 million, or 20.9% year-over-year primarily because of the 2017 third quarter introduction of Open-End in Virginia, and organic growth in Tennessee and Kansas. Secured Installment gross combined receivables increased from the prior year period by $3.1 million, or 3.3%, while Unsecured Installment CSO and Single-Pay receivables grew 3.1% and 5.6%, respectively.
The increase of $22.2 million, or 25.6%, in provision for losses was primarily driven by sequential loan growth of $18.9 million, or 4.5%, and higher net charge-offs as a percentage of average gross loans receivable. The provision for loan losses and related loan portfolio performance is further analyzed under "Consolidated Revenue Summary--Loan Volume and Performance Analysis" above.
U.S. cost of providing services for the three months ended December 31, 2018 was $56.8 million, an increase of $3.7 million, or 6.9%, compared to $53.1 million for the three months ended December 31, 2017. The increase was primarily due to $2.1 million, or 18.0%, higher advertising costs, largely online, and $1.2 million of loan servicing costs on higher volume. Advertising as a percentage of revenue was 5.8% for the three months ended December 31, 2018 consistent with the prior-year period of 5.6%.
Corporate, district and other operating expenses decreased $10.9 million, or 25.5%, compared to the same period in the prior year, primarily due to $6.4 million lower share-based compensation expense, lower variable compensation costs for financial performance and lower professional fees.

U.S. interest expense for the fourth quarter of 2018 decreased by $6.5 million compared to the same period prior year due to the refinancing transactions. During the third quarter of 2018 we issued $690.0 million of 8.25% Senior Secured Notes and subsequently used the proceeds of this issuance to extinguish the remaining $527.5 million 12.00% Senior Secured Notes and the Non-Recourse U.S. SPV Facility.

U.S. Segment Results	Year Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$853,141	$737,729	$115,412	15.6%
Provision for losses	348,611	267,491	81,120	30.3%
Net revenue	504,530	470,238	34,292	7.3%
Advertising costs	48,832	36,148	12,684	35.1%
Non-advertising costs of providing services	170,870	166,875	3,995	2.4%
Total cost of providing services	219,702	203,023	16,679	8.2%
Gross margin	284,828	267,215	17,613	6.6%
Corporate, district and other	112,761	120,803	(8,042)	(6.7)%
Interest expense	80,381	82,495	(2,114)	(2.6)%
Loss on extinguishment of debt	90,569	12,458	78,111	#
Total operating expense	283,711	215,756	67,955	31.5%
Segment operating income	1,117	51,459	(50,342)	(97.8)%
Interest expense	80,381	82,495	(2,114)	(2.6)%
Depreciation and amortization	13,823	13,643	180	1.3%
EBITDA	95,321	147,597	(52,276)	(35.4)%
Loss on extinguishment of debt	90,569	12,458	78,111
Legal settlements	(408)	4,311	(4,719)
Other adjustments	219	(110)	329
Transaction related costs	—	5,573	(5,573)
Share-based cash and non-cash compensation	8,210	10,290	(2,080)
Adjusted EBITDA	$193,911	$180,119	$13,792	7.7%
# - Change greater than 100% or not meaningful

U.S. Segment Results - For the year ended December 31, 2018 and 2017
U.S. revenues increased by $115.4 million, or 15.6%, to $853.1 million for the year ended December 31, 2018.
U.S revenue growth was driven by a $54.4 million, or 14.0%, increase in gross combined loans receivable to $441.9 million at December 31, 2018, compared to $387.5 million at December 31, 2017. Unsecured Installment receivables increased year-over-year $40.4 million, or 19.1%. Open-End receivables increased $8.5 million, or 20.9%, compared to the prior year period, primarily driven by the 2017 third quarter introduction of Open-End in Virginia and organic growth in Tennessee and Kansas. Secured Installment Loan receivables increased from the prior year period by $3.1 million or 3.3%, while CSO and Single-Pay receivables grew 3.1% and 5.6%, respectively.
The increase of $81.1 million, or 30.3%, in provision for losses was driven in part by the 14.0% increase in gross combined loans receivable of $54.4 million and higher net charge-offs as a percentage of average gross loans receivable. The provision for loan losses and related loan portfolio performance is further analyzed under “Consolidated Revenue Summary--Loan Volume and Portfolio Performance Analysis” above.
U.S. cost of providing services was $219.7 million, an increase of $16.7 million, or 8.2%, compared to $203.0 million for the year ended December 31, 2017. The increase was primarily due to $12.7 million, or 35.1%, higher advertising costs. Advertising costs were elevated in 2018 primarily because of the expansion of Avio loans and the mix shift to online.
The $8.0 million decrease in corporate, district and other operating expenses was primarily due to $2.1 million lower share-based compensation expense, lower variable compensation costs for financial performance and lower professional fees, offset by increased investment in technology, analytical and professional talent and incremental costs of being a public company.

Canada Segment Results	Three Months Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$52,430	$50,589	$1,841	3.6%
Provision for losses	21,643	8,829	12,814	145.1%
Net revenue	30,787	41,760	(10,973)	(26.3)%
Advertising costs	1,384	3,471	(2,087)	(60.1)%
Non-advertising costs of providing services	17,052	16,250	802	4.9%
Total cost of providing services	18,436	19,721	(1,285)	(6.5)%
Gross margin	12,351	22,039	(9,688)	(44.0)%
Corporate, district and other	4,849	4,545	304	6.7%
Interest expense	2,703	59	2,644	#
Total operating expense	7,552	4,604	2,948	64.0%
Segment operating income	4,799	17,435	(12,636)	(72.5)%
Interest expense	2,703	59	2,644	#
Depreciation and amortization	1,208	1,157	51	4.4%
EBITDA	8,710	18,651	(9,941)	(53.3)%
Share-based cash and non-cash compensation	—	156	(156)
Other adjustments	54	(417)	471
Adjusted EBITDA	$8,764	$18,390	$(9,626)	(52.3)%
# - Change greater than 100% or not meaningful.

Canada Segment Results - For the three months ended December 31, 2018 and 2017
Canada revenue increased $1.8 million, or 3.6%, to $52.4 million for the three months ended December 31, 2018 from $50.6 million in the prior year period. On a constant currency basis, revenue increased $4.0 million, or 7.9%. Revenue growth in Canada was impacted by the significant asset growth and product mix shift from the accelerated transition from Single-Pay and Unsecured Installment loans to Open-End loans that have a lower yield. Single-Pay yields were also negatively affected by regulatory rate changes in Ontario and British Columbia. On a constant currency basis, total gross loan receivables grew by $123.2 million, or 117.8%, compared to the same period in the prior year.
Single-Pay revenue decreased $18.0 million, or 46.1%, to $21.0 million for the three months ended December 31, 2018, and Single-Pay receivables decreased $16.0 million, or 30.5%, to $36.6 million from $52.6 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes that lowered Single Pay pricing year-over-year.
Canadian non-Single-Pay revenue increased $19.8 million, or 172.7%, to $31.4 million compared to $11.6 million the same quarter a year ago, on $121.5 million, or 234.0%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017 and significant expansion of the Open-End product in Ontario in the third and fourth quarters of 2018.
The provision for losses increased $12.8 million, or 145.1%, to $21.6 million for the three months ended December 31, 2018 compared to $8.8 million in the prior-year period, because of upfront provisioning on Open-End loan volumes and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End and Installment loans grew by $16.0 million sequentially during the fourth quarter of 2018, compared to $3.0 million in the fourth quarter of 2017. On a constant currency basis, provision for losses increased by $13.7 million, or 155.2%.
The total cost of providing services in Canada decreased $1.3 million, or 6.5%, to $18.4 million for the three months ended December 31, 2018, compared to $19.7 million in the prior year period. Advertising costs were lower by $2.1 million, or 60.1%. The increase in non-advertising cost of providing services was due primarily to loan servicing costs resulting from Canada’s increased loan portfolio and the opening of seven LendDirect stores between the fourth quarter of 2017 and the fourth quarter of 2018. On a constant currency basis, cost of providing services decreased $0.5 million, or 2.8%.
Canada operating expenses increased 64.0% to $7.6 million in the three months ended December 31, 2018 from $4.6 million in the prior year period, primarily due to increased interest expense resulting from the Non-Recourse Canada SPV Facility that commenced in August 2018.

Canada Segment Results	Year Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$191,932	$186,408	$5,524	3.0%
Provision for losses	72,989	45,075	27,914	61.9%
Net revenue	118,943	141,333	(22,390)	(15.8)%
Advertising costs	10,531	10,415	116	1.1%
Non-advertising costs of providing services	67,770	62,968	4,802	7.6%
Total cost of providing services	78,301	73,383	4,918	6.7%
Gross margin	40,642	67,950	(27,308)	(40.2)%
Corporate, district and other	19,640	16,952	2,688	15.9%
Interest expense	4,001	201	3,800	#
Total operating expense	23,641	17,153	6,488	37.8%
Segment operating income	17,001	50,797	(33,796)	(66.5)%
Interest expense	4,001	201	3,800	#
Depreciation and amortization	4,514	4,546	(32)	(0.7)%
EBITDA	25,516	55,544	(30,028)	(54.1)%
Legal settlements	119	—	119
Share-based cash and non-cash compensation	—	156	(156)
Other adjustments	277	(1,071)	1,348
Adjusted EBITDA	$25,912	$54,629	$(28,717)	(52.6)%
# - Change greater than 100% or not meaningful.
Canada Segment Results - For the year ended December 31, 2018 and 2017
Canada revenue rose $5.5 million, or 3.0%, to $191.9 million, for the year ended December 31, 2018, from $186.4 million in the prior year. Revenue growth in Canada benefited from the significant asset growth and accelerated product transition from Single-Pay and Unsecured Installment loans to Open-End loans. Single-Pay yields were affected adversely by regulatory rate changes in Alberta, Ontario and British Columbia. Currency translation for the period did not have a significant impact on net revenue compared to the prior year.
Single-Pay revenue decreased $36.2 million, or 24.5%, to $111.4 million for the year ended December 31, 2018, and Single-Pay ending receivables decreased $16.0 million, or 30.5%, to $36.6 million from $52.6 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes that lowered pricing year-over-year.
Canadian non-Single-Pay revenue increased $41.7 million, or 107.5%, to $80.5 million compared to $38.8 million in the same period a year ago on $121.5 million, or 234.0%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017 and significant expansion of the Open-End product in Ontario in the third and fourth quarters of 2018.
The provision for losses increased $27.9 million, or 61.9%, to $73.0 million for the year ended December 31, 2018 compared to $45.1 million in the prior-year period, primarily because of loan volumes and mix shift from Single-Pay loans to Unsecured Installment and Open-End loans.
The cost of providing services in Canada increased $4.9 million, or 6.7%, to $78.3 million for the year ended December 31, 2018, compared to $73.4 million in the prior year. The increase was due primarily to $4.8 million, or 7.6%, higher non-advertising costs of providing services compared to the prior year, reflecting $2.2 million of loan servicing costs associated with Canada's increased loan portfolio and $1.1 million of additional compensation expense related to an increase in headcount from LendDirect store openings. The remaining increase is primarily related to occupancy expenses from higher store counts, as we opened seven LendDirect stores during 2018.
Operating expenses increased $6.5 million, or 37.8%, to $23.6 million in the year ended December 31, 2018, from $17.2 million in the prior year. Corporate, district and other expenses increased $2.7 million, due to increased collections and customer support payroll expenses, increased volumes, expansion of the LendDirect business and product shifts from Single-Pay and Unsecured Installment to Open-End loans. Additionally, interest expense increased $3.8 million, due to the Non-Recourse Canada SPV Facility commenced in August 2018.

U.K. Segment Results	Three Months Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$12,987	$10,584	$2,403	22.7%
Provision for losses	5,014	4,041	973	24.1%
Net revenue	7,973	6,543	1,430	21.9%
Advertising costs	1,893	1,436	457	31.8%
Non-advertising costs of providing services	506	843	(337)	(40.0)%
Total cost of providing services	2,399	2,279	120	5.3%
Gross margin	5,574	4,264	1,310	30.7%
Corporate, district and other	60,872	4,127	56,745	#
Interest income	(7)	(1)	6	#
Total operating expense	60,865	4,126	56,739	#
Segment operating (loss) income	(55,291)	138	(55,429)	#
Interest income	(7)	(1)	6	#
Depreciation and amortization	123	117	6	5.1%
EBITDA	(55,175)	254	(55,429)	#
U.K. redress and related costs	57,403	—	57,403
Other adjustments	(6)	(7)	1
Adjusted EBITDA	$2,222	$247	$1,975	#
# - Change greater than 100% or not meaningful

U.K. Segment Results - For the three months ended December 31, 2018 and 2017
U.K. revenue improved $2.4 million, or 22.7%, to $13.0 million for the three months ended December 31, 2018 compared to $10.6 million in the prior year period. On a constant currency basis, revenue increased $2.8 million, or 26.5%. Provision for losses increased $1.0 million, or 24.1%, due to upfront provisioning on volume growth and the product mix shift from Single-Pay to Installment loans. Installment loans in the U.K. grew by $9.0 million year-over-year, from $14.7 million to $23.7 million. On a constant currency basis, provision for losses increased $1.1 million, or 27.7%.
The cost of providing services in the U.K. increased $0.1 million, or 5.3%, for the three months ended December 31, 2018 compared to the prior year period.
Corporate, district and other expenses increased $56.7 million, or 135.0% to $60.9 million for the three months ended December 31, 2018, as compared to the prior year period. As we have previously disclosed, our U.K. operating results have experienced an elevated level of legal settlement expenses related to customer redress pursuant to a complaint resolution process for high-cost short-term credit providers in the U.K. These costs totaled $4.0 million and $4.6 million in the third and fourth quarters of 2018, respectively.
As described in more detail in the Current Report on Form 8-K we are filing today, our subsidiary in the U.K., Curo Transatlantic Limited (“CTL”), is evaluating and discussing with UK regulatory authorities an SOA that, subject to court and creditor approval, may allow CTL to (a) substantially compromise and settle liabilities in respect of consumer claims arising from historical affordability, creditworthiness and responsible lending practices and (b) continue our operations in the U.K.
In connection with the proposed SOA, the Company recognized total charges in the fourth quarter of 2018 of $57.4 million comprised of (a) $22.5 million of non-cash goodwill impairment charges, (b) $4.6 million of fourth quarter redress claims and related costs, (c) a $23.6 million fund to settle historical redress claims and (d) $6.7 million in advisory and other costs that will be required to execute the SOA. If for any reason the SOA is not implemented, or it is implemented on other terms, the manner in which we account for U.K. redress and SOA related costs may change in our final audited financial statements for the year ended December 31, 2018. We anticipate determination of our definitive plans for addressing U.K. redress claims by the end of February. Implementing the SOA would require the consent of bondholders holding a majority in aggregate principal amount of our outstanding 8.25% Notes due 2025. We are currently in active discussions with our bondholders regarding this matter.

U.K. Segment Results	Year Ended December 31,
(dollars in thousands, unaudited)	2018	2017	Change $	Change %
Revenue	$49,238	$39,496	$9,742	24.7%
Provision for losses	21,632	13,660	7,972	58.4%
Net revenue	27,606	25,836	1,770	6.9%
Advertising costs	8,970	5,495	3,475	63.2%
Non-advertising costs of providing services	3,209	6,269	(3,060)	(48.8)%
Total cost of providing services	12,179	11,764	415	3.5%
Gross margin	15,427	14,072	1,355	9.6%
Corporate, district and other	79,262	17,218	62,044	360.3%
Interest income	(26)	(12)	14	#
Restructuring costs	—	7,393	(7,393)	#
Total operating expense	79,236	24,599	54,637	#
Segment operating loss	(63,809)	(10,527)	(53,282)	#
Interest income	(26)	(12)	14	#
Depreciation and amortization	501	648	(147)	(22.7)%
EBITDA	(63,334)	(9,891)	(53,443)	#
U.K. redress and related costs	61,355	—	61,355
Other adjustments	(54)	(35)	(19)
Restructuring costs	—	7,393	(7,393)
Adjusted EBITDA	$(2,033)	$(2,533)	$500	(19.7)%
# - Change greater than 100% or not meaningful

U.K. Segment Results - For the year ended December 31, 2018 and 2017
U.K. revenue improved $9.7 million, or 24.7%, to $49.2 million for the year ended December 31, 2018 compared to $39.5 million in the prior year. On a constant currency basis, revenue rose $8.2 million, or 20.7%. Provision for losses increased $8.0 million, and, on a constant currency basis, increased $7.3 million, or 53.3%, due to volume growth.
The cost of providing services in the U.K. increased $0.4 million, or 3.5%, for the year ended December 31, 2018, compared to the prior year period. On a constant currency basis, the cost of providing services remained flat year-over-year.
Corporate, district and other expenses increased $62.0 million, or 360.3%, to $79.3 million for the year ended December 31, 2018, as compared to the prior year period, including redress and SOA related costs of $61.4 million comprised of (a) $8.6 million of customer redress claims and related costs, (b) $30.3 million of proposed cash settlement costs and (c) $22.5 million of goodwill impairment cost.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash	$71,034	$162,374
Restricted cash (includes restricted cash of consolidated VIEs of $12,840 and $6,871 as of December 31, 2018 and 2017, respectively)	28,823	12,117
Gross loans receivable (includes loans of consolidated VIEs of $148,876 and $213,846 as of December 31, 2018 and 2017, respectively)	596,787	432,837
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $12,688 and $46,140 as of December 31, 2018 and 2017, respectively)	(79,384)	(69,568)
Loans receivable, net	517,403	363,269
Deferred income taxes	1,534	772
Income taxes receivable	16,741	3,455
Prepaid expenses and other	45,070	42,512
Property and equipment, net	78,015	87,086
Goodwill	119,281	145,607
Other intangibles, net of accumulated amortization of $43,020 and $41,156 as of December 31, 2018 and 2017, respectively	33,628	32,769
Other	13,197	9,770
Total Assets	$924,726	$859,731
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$87,636	$55,792
Deferred revenue	9,663	11,984
Income taxes payable	1,579	4,120
Accrued interest (includes accrued interest of consolidated VIEs of $831 and $1,266 as of December 31, 2018 and 2017 respectively)	20,899	25,467
Credit services organization guarantee liability	12,007	17,795
Deferred rent	11,000	11,577
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $111,335 and $3,856 as of December 31, 2018 and $124,590 and $4,188 as of December 31, 2017, respectively)	804,140	706,225
Subordinated shareholder debt	2,196	2,381
Other long-term liabilities	6,222	5,768
Deferred tax liabilities	14,321	11,486
Total Liabilities	$969,663	$852,595
Stockholders' Equity
Total Stockholders' Equity	$(44,937)	$7,136
Total Liabilities and Stockholders' Equity	$924,726	$859,731

Balance Sheet Changes - December 31, 2018 compared to December 31, 2017
Cash - During the year ended December 31, 2018, we fully redeemed the 12.00% Senior Secured Notes held by CFTC, our wholly-owned subsidiary. CFTC redeemed $77.5 million of the 12.00% Senior Secured Notes in the first quarter of 2018 and the remaining $527.5 million of the original outstanding principal in the third quarter of 2018. The redemptions were conducted pursuant to the indenture governing the Senior Secured Notes, dated as of February 15, 2017, by and among CFTC, the guarantor party thereto and TMI Trust Company, as trustee and collateral agent, at a price equal to 112.00% of the principal amount plus accrued and unpaid interest to the date of redemption. During the fourth quarter of 2018, CFTC also extinguished the outstanding indebtedness under the CURO Receivables Finance I, LLC, our wholly-owned subsidiary, five-year revolving credit facility consisting of a term loan and revolving borrowing capacity. The resulting decrease in cash was offset by (a) 1.0 million shares exercised by the underwriters on January 5, 2018 at $14 per share in connection with our initial public offering in December 2017 providing additional net proceeds to the Company of $13.1 million; (b) issuance of $690.0 million aggregate principal amount of 8.25% Senior Secured Notes due 2025; (c) net outstanding balance of $20.0 million on our credit facility (the facility was drawn $29.0 million at the end of the third quarter of 2018, $9.0 million of which was repaid during the fourth quarter); and (d) $111.3 million proceeds from the Canada SPV Facility.
Gross Loans Receivable and Allowance for Loan Losses - As noted in "Consolidated Revenue Summary--Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to organic growth in Installment loans and product mix shift to Installment and Open-End loans (primarily in Canada).

Accounts payable and accrued liabilities - Changes from year-end 2017 were primarily due to U.K. redress and SOA related costs. During the fourth quarter of 2018, our U.K. entity accrued $30.3 million of U.K. redress and SOA related costs as explained further in the "Segment Analysis" above.
Long-term debt (including current maturities) and Accrued Interest - Changes from year-end 2017 were primarily due to the issuance of the 8.25% Senior Secured Notes due 2025 and the redemption of the 12.00% Senior Secured Notes due 2022, as previously discussed. During the third quarter of 2018, we entered into the Canadian SPV Facility and, on October 11, 2018, we used a portion of the proceeds from the 8.25% Senior Secured Notes due 2025 to pay, in full, the U.S. SPV Facility. Additionally, the Canada SPV Facilities had $111.3 million outstanding as of December 31, 2018.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Friday, February 1, 2019. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-888-394-8218 (1-786-789-4776 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until February 8, 2019, at 11:59 p.m. Eastern Time. An archived version of the webcast will be available on the CURO Investor Relations website for 90 days. You may access the conference call replay at 1-888-203-1112 (1-719-457-0820 for international callers). The replay access code is 5363726.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final audited data will be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2018.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our expectations regarding our proposal to settle liability for historical redress claims in the U.K. and the expected timing of resolution, the expected results from our recent reduction in force, expectations regarding the contributions to our business from our agreement with MetaBank and our fiscal 2019 outlook. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; errors in our internal forecasts; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Fiscal 2019 Outlook - Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands, except per share data, unaudited)	Low	High
Net income	$110,500	$125,500
Adjustments:
Non-cash rent expense and foreign currency exchange rate impact (2) (3)	—	—
Share-based cash and non-cash compensation	9,000	9,000
U.K. redress and related costs (4)	1,000	1,000
Intangible asset amortization	2,500	2,500
Cumulative tax effect of adjustments	(3,000)	(3,000)
Adjusted Net Income	$120,000	$135,000

Net income	$110,500	$125,500
Diluted Weighted Average Shares Outstanding	48,000	48,200
Diluted Earnings per Share	$2.30	$2.60
Per Share impact of adjustments to Net Income	0.20	0.20
Adjusted Diluted Earnings per Share	$2.50	$2.80

Fiscal 2019 Outlook - Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands, unaudited)	Low	High
Net income	$110,500	$125,500
Provision for income taxes	38,000	43,000
Interest expense	73,000	73,000
Depreciation and amortization	18,500	18,500
EBITDA	240,000	260,000
Non-cash rent expense and foreign currency exchange rate impact (2) (3)	—	—
Share-based cash and non-cash compensation	9,000	9,000
U.K. redress and related costs (4)	1,000	1,000
Adjusted EBITDA	$250,000	$270,000

(1) See a description of Non-GAAP Financial Measures at the end of this release for more information.
(2) The Company has historically excluded the impact of non-cash interest from adjusted earnings metrics. With the adoption of ASU 842, effective January 1, 2019, the Company anticipates the difference between GAAP rent expense and cash rent paid will grow. However, the Company will continue to adjust for this difference. The Company is in the process of evaluating the impact of ASU 842 on rent expense.

(3) The Company has historically excluded the impact of foreign currency translation and hedges from adjusted earnings metrics; the Company does not include the impact of any hedge settlement or realized currency gains or losses in its outlook.

(4) Current estimate of 2019 redress and related costs based upon an assumed successful completion of the SOA as discussed above.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, goodwill and intangible asset impairments, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP consolidated financial statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)